Exhibit 99.2

STEELCLOUD, INC.

Moderator: Kevin Murphy
June 12, 2008
10:00 AM ET

Operator: Good morning, ladies and gentlemen, and welcome to the SteelCloud 2008 Second Fiscal Quarter earnings call.

As a reminder, this conference is being recorded today, June 12, 2008. The conference will be available for replay.

I would now like to turn the conference over to Kevin Murphy, SteelCloud’s Chief Financial Officer. Please go ahead, sir.

Kevin Murphy: Good morning everyone and welcome to SteelCloud’s earnings call for our second fiscal quarter of 2008. On the call today with me is Bob Frick, SteelCloud’s President and Chief Executive Officer.

Before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

At this time, I’ll now turn the call over to Bob.

Bob Frick: Thank you, Kevin. Good morning everyone. Today, we released our second quarter 2008 financial results for the period ending April 30. Our Q2 was a very robust quarter for sales, the majority of which was in support of a major program for the U.S. Post Office. The performance of our engineering and production teams has been flawless. On a recent visit with one of our major customers I was provided with wonderful feedback on our performance, capability and quality. All of that is great news and it confirms my belief and trust in SteelCloud’s great work and people. I am happy to report that our hard work and efforts in Q2 resulted in a profit.

I have spent considerable time analyzing our business model and I previously reported to you that I was taking action to further control and manage our costs. I am continuing my pursuit of internal cost reduction and we will announce those actions periodically and provide reports on the success of those actions during our quarterly conference calls.

My approach to continued profitability is to aggressively pursue new opportunities and programs outside our current customers, strengthen our sales vertically and horizontally through our integration and business partners and to create new appliance and server solutions that solve current IT challenges in the marketplace. Having success in these areas will help us achieve the long term goal of profitability and growth.

I briefed the SteelCloud Shareholders during my January and March earnings calls that we are in position to grow at least as fast as our target market segment growth of approximately 8% to 10% per year. Additionally I stated that my internal growth goals were from 15% to 20%. In Q2 2008 we met and exceeded those goals as compared to Q2 2007. We have made much progress, but we also have much work to do. My initial strategies and plans remain in place and I am confident in our ability to meet the goals I have set. Smoothing the cyclic nature of our business has been and will continue to be one of my main objectives.

As I stated in my last earnings call the remedy to improve gross margin percentages is to simply increase our sales volumes. Many of our manufacturing indirect costs, or Costs of Goods Sold, are fixed and as we increase our hardware sales volume those allocations will be spread over a larger revenue base with resultant improvements in profitability. My Sales team is focused on this area and I am seeing early improvement. We are also developing and seeking higher margin business opportunities that, if successful, will greatly improve our financial performance

Let me shift gears and talk about the initiatives we have been working over the past several quarters. We continue to pursue the Federal and Military markets with solutions to important and critical programs surrounding improved war fighting capability. Those programs typically develop over longer periods of 12 to 18 months. I believe it is important that we continue our efforts along this path.

We continue to develop and bid on large scale programs for our current customers in the development of larger and longer duration backlog orders. We will announce those orders when we can.

We announced the launching of SteelWorks Mobile a couple of weeks ago. While many of you know that we have been working on this solution for just under 2 years, this announcement was the culmination of a very successful period of development and test of the SteelWorks Mobile Universal Solution for domestic and international businesses. Furthermore, we launched a second product, SteelWorks Fed-Mobile, that provides an important solution to a very difficult installation of the Blackberry Enterprise Server for the Department of Defense and related organizations and agencies that must comply with the Defense Information Systems Agencies (DISA) Standard Technology Implementation Guide (STIG) for wireless products. We are very encouraged by the initial reaction that this solution and product has generated in the technology market following the announcement of our SteelWorks Mobile product launching.

I believe that this development is very significant to the evolution of SteelCloud. We have established a compliance based solution that makes the challenging installation of the Blackberry Enterprise Server easy and completely reliable. It is a plug and play solution, certified for use by the federal government and we do not believe that there is any competing product that solves this challenge.

The computing world is always evolving. Several years ago the market began to shift away from the bulky and immobile PC to the wireless laptop. Now we are seeing another shift ---- away from the laptop and to Smart phones. Many applications are being developed for these hand-held devices and over time the Smart Phone will be the device on which most federal and corporate users perform their daily functions and applications. As such, we believe that security will become a very significant issue as more corporate data will be accessed from these devices. We have developed our solution to meet the security compliance requirements of the Department of Defense. Our product roadmap includes assisting other federal and corporate organizations in meeting their security compliance needs. Providing a security compliance based solution is, in my mind, a great achievement and I am very optimistic about the potential for this solution as we begin to see security for wireless devices move to the forefront of Corporate America.

As we reflect back on the last fiscal year and the first half of 2008, I believe that SteelCloud remains on plan to meet our long term objectives. It takes a daily focus and concentrated effort with unrelenting hard work. The internal organic growth of our current capability and new capability coupled with step growth can and will make SteelCloud a major success story.

After Kevin discusses the financial results for the second quarter of this fiscal year I will summarize my message to you.

Kevin Murphy: Thanks Bob. Second quarter revenues increased seventy-three percent (73%) to approximately $8.4 million in fiscal 2008 compared to $4.8 million in the second quarter in 2007. The net income was approximately $10,000 for the second quarter in 2008 compared to a net loss of ($402,000) or ($.03) per share for the same period in 2007. Revenues for the six month period ending April 30, 2008, increased fifty-three percent (53%) to approximately $14.2 million in fiscal 2008 compared to $9.3 million in the six month period ended April 30, 2007. The net loss for the six month period ended April 30, 2008, was approximately ($666,000) or ($.05) per share compared to a net loss of ($1,374,000) or ($.10) per share for the same period in 2007.

The Q2 revenue increase is attributable to our growth in our core federal integrator business. Revenues from the Federal integrator business increased approximately $5.3 million in Q2 2008 compared to Q2 2007. Our focus for fiscal 2008 and 2009 is to continue to increase revenues for our core integrator and ISV business.

Gross Margins for the quarter were impacted by lower margins associated with our federal integrator contracts. These contracts were awarded with a quick turnaround delivery period which significantly reduced the time for us to improve the overall contract margins. In addition, the Company has allocated indirect manufacturing costs to cost of goods sold for both 2007 and 2008, which impacted margins as well. Many of these manufacturing costs are fixed.

The Company continues to manage its operating costs. We completed the implementation of accounting pronouncement FIN48, accounting for uncertain tax positions, during the second quarter for which we incurred higher than expected adoption costs given the 10 year look back period. One-time costs associated with this implementation were approximately $135,000. Although these costs were higher than expected, operating expenses decreased by 10% in fiscal 2008 compared to fiscal 2007.

We ended the quarter with nearly $3 million in contract backlog that we have continued to build upon during our current quarter.

In addition to Q2 net income, we generated positive cash flow of approximately $2.1 million. As a result, our balance sheet remains strong with our cash balance of $4.7 million. Our working capital is approximately $3.4 million, and together with our unused $3.5 million line of credit, we have the means to readily execute our plan for fiscal 2008.

As previously disclosed, we continue to explore accretive opportunities that may be outside of traditional, organic growth.

With that, I’ll turn the floor back to Bob.

Bob Frick: Thank you, Kevin. The Shareholders have seen the recent press and computer news articles covering our Steelworks Mobile products. As we proceed down that path we will announce significant events. We are also engaged with new opportunities in the classic Integration and ISV business. Our IT services are growing steadily. I remain dis-satisfied with the cyclic nature of our business and we are developing and taking affirmative action to smooth that cyclic business and to spread our fixed costs over a much larger business base. My pledge to the SteelCloud team and to the shareholders is to maintain focus, drive hard and perform with excellence. I am confident we will reach the goals we have set.

Before I open the floor to questions, let me repeat our disclosure practice. Though we strive to provide as much detail as possible, please appreciate the fact that the level of disclosure we can provide is impacted by a number of factors ------- some outside our control. Notably, the nature of our work with both the government and government contractors exposes SteelCloud to many restrictions regarding our ability to publicize some important projects.

With that said, thank you for taking the time to be with us today. We will continue to provide updates as appropriate - and we expect to have additional news in the next few weeks.

I will now open the floor for questions from the audience.